Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     You should read the following discussion and analysis in conjunction with Exhibit 99.1 Selected Financial Data and Exhibit 99.3: Financial Statements and Supplementary Data.
 Overview
     We have undergone significant changes to our business since 2004 and, with the sale of certain assets related to our Telecom Decisioning Services (TDS) business to Vesta Corporation (“Vesta”) we are now focused on our Payment Processing Services business (Payment Processing). In 2004, the Company operated in four distinct operating segments: TDS, Payment Processing, Intelligent Network Solutions (INS) and Instant Conferencing Services (Instant Conferencing). During 2005, we sold our INS business and ceased the operation of our Instant Conferencing business. We sold the TDS business on February 20, 2007. The operating results and financial condition of the TDS, INS and Instant Conferencing segments have been included as part of the financial results from discontinued operations in the accompanying consolidated financial statements.
     The Payment Processing business consists of a set of Internet Protocol (IP) based payment processing gateway services that enable online and other merchants to authorize, settle, manage risk, and manage credit card or electronic check transactions via a variety of interfaces.
     The Company’s IP-based Payment Processing solutions offer products and services to merchants in both the Card Not Present (CNP) (e-commerce and mail order/telephone order or MOTO) and Card Present (CP) (retail point-of-sale (POS) and mobile devices) segments of the U.S. credit card transaction processing market. In addition, the Payment Processing Services include an electronic check payment processing solution for merchants, eCheck.Net®. The Payment Processing solutions are designed to provide secure transmission of transaction data over the Internet and manage submission of this payment information to the credit card and Automated Clearing House (ACH) processing networks. The Company provides its Payment Processing solutions primarily through a network of outside sales partners, Independent Sales Organizations (ISOs), and merchant bank partners.
     Our business offers a transaction processing system under the Authorize.Net® brand that allows businesses to authorize, settle and manage credit card, electronic check and other electronic payment transactions online.
     A majority of our revenues historically have been derived from clients located in the United States. Our revenues are derived from transaction services.
 Payment Processing
     Transaction services revenues related to payment processing are derived from our credit card processing and ACH processing services, and other services (collectively, “processing services”). Processing services revenue is based on a one-time set up fee, a monthly gateway fee, and a fee per transaction. The per transaction fee is recognized in the period in which the transaction occurs. Gateway fees are monthly subscription fees charged to our merchant customers for the use of our payment gateway. Gateway fees are recognized in the period in which the service is provided. Set-up fees represent one-time charges for initiating our processing services. Although these fees are generally paid to us at the commencement of the agreement, they are recognized ratably over the estimated average life of the merchant relationship, which is determined through a series of analyses of active and deactivated merchants.
 2007 Developments
     On February 21, 2007, we announced that we had entered into an asset purchase agreement and sold certain assets related to our TDS business to Vesta at the close of business on February 20, 2007 for $2.5 million in cash plus assumption of certain contractual liabilities. The TDS operations have been presented as discontinued operations for all periods presented. During the first quarter of 2007, we recorded a gain on the disposal of our TDS business of approximately $1.4 million, net of tax, which is presented as a gain on disposal of discontinued operations.
 2006 Developments
     On November 1, 2006, we announced that our board of directors authorized the discretionary repurchase of up to $15.0 million of shares of the Company’s common stock. The shares may be purchased from time to time depending on market conditions through December 31, 2008. As of March 8, 2007, we have not made any repurchases under this program.
     In May 2006, we entered into a settlement agreement with respect to certain litigation involving NetMoneyIN, Inc. Pursuant to the agreement, we agreed to pay NetMoneyIN, Inc. a lump sum payment of $1.75 million in exchange for a release and covenant not to sue. The cost of the settlement to us was $1.5 million net of $0.25 million received from another party named in the litigation. We recorded this cost in general and administrative expenses in the second quarter of 2006. We had incurred legal expenses of approximately $0.6 million and $1.1 million for the years ended December 31, 2006 and 2005, respectively, in connection with the defense of this lawsuit. We do not expect to incur any further litigation costs related to this lawsuit.

     In 2006, we announced two separate workforce reductions that resulted in a total workforce reduction of approximately 15 corporate positions, and we recorded restructuring charges of $0.1 million in the first quarter of 2006 related to employee severance and termination benefits and approximately $0.1 million in the fourth quarter of 2006 related to employees who received notification that they would be terminated in the second quarter of 2007.
 Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of this Annual Report on Form 10-K requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily derived from other sources. There can be no assurance that actual amounts will not differ from those estimates.
     We have identified the policies below as critical to our business operations and the understanding of our results of operations.
     Revenue Recognition. Our revenue recognition policy is significant because revenue is a key component affecting our operations. In addition, revenue recognition determines the timing and amounts of certain expenses, such as commissions and bonuses. Certain judgments relating to the elements required for revenue recognition affect the application of our revenue policy. Revenue results are difficult to predict, and any shortfall in revenue, change in judgments concerning recognition of revenue, change in revenue mix, or delay in recognizing revenue could cause operating results to vary significantly from quarter to quarter.
     Allowance for Doubtful Accounts. We must also make estimates of the collectibility of our accounts receivable. An increase in the allowance for doubtful accounts is recorded when the prospect of collecting a specific account receivable becomes doubtful. We analyze accounts receivable and historical bad debts, customer creditworthiness, current domestic and international economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, or if our estimates of uncollectibility prove to be inaccurate, additional allowances would be required.
     Share-Based Compensation. Effective January 1, 2006, we account for employee stock-based compensation costs in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) Except as noted below, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock based compensation at the date of grant, and used the Monte Carlo simulation model for the share-based performance options, which both require the input of highly subjective assumptions, including expected volatility and expected life. Further, as required under SFAS 123(R), we now estimate forfeitures for options granted that are not expected to vest. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation.
     Internal-use Software. Costs incurred to develop internal-use software during the application development stage are capitalized and reported at cost, subject to an impairment test as described below. Application development stage costs generally include costs associated with internal-use software configuration, coding, installation and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized whereas costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. We assess potential impairment of capitalized internal-use software whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows that are expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. This analysis requires us to estimate future net cash flows associated with the assets. If these estimates change, reductions or write-offs of internal-use software costs could result.
     Impairment of Long-Lived Assets. We evaluate long-lived assets in accordance with SFAS No. 144, “ Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). Long-lived assets are evaluated for recoverability in accordance with SFAS 144 whenever events or changes in circumstances indicate that an asset may have been impaired. In evaluating an asset for recoverability, we estimate the future cash flow expected to result from the use of the asset and eventual disposition. If the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. We determine fair value by various valuation methods, including the cost of replacement, sales comparison and discounted cash flows.
     Income Taxes and Deferred Taxes. Our income tax policy records the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and the amounts reported in the accompanying consolidated balance sheets, as well as operating loss and tax credit carryforwards. We assess the recoverability of any tax assets recorded on the balance sheet and provide any necessary valuation allowances as required. If we were to determine that it was more likely than not that we would be unable to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to operations in the period that such determination was made.

     In evaluating our ability to recover our deferred tax assets, we considered all available positive and negative evidence including our past operating results, the existence of cumulative income in the most recent fiscal years, changes in the business in which we operate and our forecast of future taxable income. In determining future taxable income, we are responsible for assumptions utilized including the amount of state, federal and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions required significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. Our decision to exit the TDS business on October 4, 2006 removed considerable uncertainty regarding our estimates of expected future results. Based upon our cumulative operating results and an assessment of our expected future results, we concluded that it was more likely than not that we would be able to realize a substantial portion of our U.S. net operating loss carryforward tax asset prior to their expiration and realize the benefit of other net deferred tax assets. As a result, we reduced our valuation allowance in 2006, resulting in recognition of a deferred tax asset of $20.3 million.
     Restructuring Estimates. Restructuring-related liabilities include estimates for, among other things, anticipated disposition of lease obligations. Key variables in determining such estimates include anticipated commencement of sublease rentals, estimates of sublease rental payment amounts and tenant improvement costs and estimates for brokerage and other related costs. We periodically evaluate and, if necessary, adjust our estimates based on available information.
     Goodwill and Acquired Intangible Assets, Impairment of Long-lived Assets. We recorded goodwill of $57.6 million in connection with the acquisition of Authorize.Net, and we recorded other intangible assets of $23.3 million in connection with the acquisition of Authorize.Net. We are required to test such goodwill for impairment on at least an annual basis or if other indicators of impairment arise. We have adopted March 31st as the date of the annual impairment tests for Authorize.Net.
     Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit.
Results of Operations
 Year Ended December 31, 2006 Compared with Year Ended December 31, 2005
     Revenues. Revenues and certain revenues comparisons for the years ended December 31, 2006 and 2005 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,	$	%
	2006	2005	Difference	Difference
	(Dollars in thousands)
Revenues	$57,549	$45,328	$12,221	27.0%

     The increased revenues were primarily the result of an increase in the number of merchant customers and the volume of transactions processed. In the near term, we expect revenues to continue to increase.
 Cost of Revenues and Gross Profit.
     Cost of revenues consists primarily of expenses associated with the delivery, maintenance and support of our products and services, including personnel costs, communication costs, such as high-bandwidth Internet access, systems and networks, transactional processing fees, customer care costs, as well as depreciation and amortization of server equipment, capitalized software, and acquired intangible assets. In the future, cost of revenues may vary as a percentage of total revenues as a result of a number of factors, including changes in the volume of transactions processed, changes in transaction pricing to clients, changes in the amount of monthly gateway fees and additional operations and customer support personnel costs to support the new merchants added during the year.
     Cost of revenues, gross profit and certain comparisons for the years ended December 31, 2006 and 2005 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,	$	%
	2006	2005	Difference	Difference
	(Dollars in thousands)
Cost of revenues	$12,479	$9,902	$2,577	26.0%
Gross profit $	$45,070	$35,426	$9,644	27.2%
Gross profit %	78.3%	78.2%	0.10

     The increase in our cost of revenues was primarily due to the increase in the number of transactions processed and increased customer support personnel costs to support the new merchants added during the year.
     The increase in gross profit of $9.6 million, or 27.2 percent in 2006 compared to 2005 was due to the increase in revenues. Gross profit percentage was approximately 78 percent for 2006 and 2005. In the near term, we expect gross profit will increase due to the expected increase in revenue and we expect our gross profit percentage to be within the mid to upper 70 percent range.
     Operating Expenses. Operating expenses and certain operating expense comparisons for the years ended December 31, 2006 and 2005 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,	$	%
	2006	2005	Difference	Difference
	(Dollars in thousands)
Engineering and development	$5,614	$4,719	$895	19.0%
Sales and marketing	18,451	16,445	2,006	12.2
General and administrative	17,085	15,484	1,601	10.3
Restructuring	173	1,259	(1,086)	(86.3)

Total	$41,323	$37,907	$3,416	9.0%

     Engineering and Development. Engineering and development expenses include software development costs, consisting primarily of personnel and outside technical service costs related to developing new products and services, enhancing existing products and services, and implementing and maintaining new and existing products and services. The $0.9 million increase in engineering and development expenses for 2006 as compared with 2005 was primarily due to increased personnel costs associated with increased employee hiring and the adoption of SFAS No. 123(R).
     We expect engineering and development expenses to increase in 2007 due to additional development in our gateway technology and refinements to our other product and service offerings.
     Sales and Marketing. Sales and marketing expenses consist primarily of commissions paid to outside sales partners, salaries, commissions and travel expenses of direct sales and marketing personnel, and costs associated with advertising, trade shows and conferences. The increase in sales and marketing of $2.0 million, or 12.2 percent in 2006 compared with 2005 was due to the increase in expenses for sales partners commissions resulting from higher revenues.
     We expect that sales and marketing expenses in 2007 will continue to increase with the expected growth in revenues as a result of greater sales partners commissions associated with these revenues.
     General and Administrative. General and administrative expenses consist principally of salaries of executive, finance, legal, human resources and administrative personnel and fees for certain outside professional services. The increase of $1.6 million in general and administrative expenses, as compared to in 2005, in absolute dollars and as a percentage of revenues, was due to $3.1 million in share-based compensation expense due to the adoption of SFAS No. 123(R) and a patent litigation settlement expense of $1.5 million partially offset by cost savings associated with our restructuring activities.
     We expect general & administrative expenses to decrease in 2007 due to the relocation of our corporate headquarters to Marlborough, Massachusetts and a reduction in corporate general and administrative headcount.
     Restructuring. A discussion of restructuring charges recorded during 2006 and 2005 is contained in the separate “Restructurings” section below.
     Interest Income. Interest income consists of earnings on our cash and short-term investment balances. Interest income increased to $4.9 million in 2006 from $1.9 million in 2005. This increase in interest income was primarily due to our higher cash and short-term investments balance and an increase in the prevailing interest rates.
     (Benefit) Provision for Income Taxes. Benefit for income taxes increased to $18.1 million for the year ended December 31, 2006 as compared to a provision for income taxes of $1.8 million during the year ended December 31, 2005. In 2006 our effective tax rate was (210) percent. During 2006, due to with the release of our deferred tax asset valuation allowance, we recorded an income tax benefit of $20.1 million. Also during 2006 we recorded a current provision of $0.3 million related to federal and state taxes and a deferred federal and state provision of $1.7 million attributable to amortization of intangibles with indefinite lives. In 2005 our effective tax rate was (340) percent which was primarily due to a deferred federal and state provision of $1.8 million attributable to amortization of intangibles with indefinite lives. During 2005, we maintained a full valuation allowance recorded against our deferred tax assets.
     In evaluating our ability to recover our deferred tax assets, we considered all available positive and negative evidence including our past operating results, the existence of cumulative income in the most recent fiscal years, changes in the business in which we operate and our forecast of future taxable income. In determining future taxable income, we are responsible for assumptions utilized including the amount of state, federal and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions required significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. Our decision to exit the TDS business on October 4, 2006 removed considerable uncertainty regarding our estimates of expected future results. Based upon our cumulative operating results and an assessment of our expected future results, we concluded that it was more likely than not that we would be able to realize all of our U.S. net operating loss carryforward tax asset prior to their expiration and realize the benefit of other net deferred tax assets. As a result, the Company reduced its valuation allowance in 2006, resulting in recognition of a deferred tax asset of $20.3 million.
     As of December 31, 2006 we had a remaining valuation allowance of $9.1 million, which primarily relates to certain state NOLs and tax credits that we expect to expire or go unused within the respective carryforward period. If circumstances change such that the realization of these deferred tax assets is concluded to be more likely than not, the Company will record future income tax benefits at the time that such determination is made.
     Because of the availability of the U.S. NOLs discussed above, a significant portion of our future provision for income taxes is expected to be a non-cash expense; consequently, the amount of cash paid with respect to income taxes is expected to be a relatively small portion of the total annualized tax expense during periods in which the NOLs are utilized.
 Year Ended December 31, 2005 Compared with Year Ended December 31, 2004
     Revenues. Revenues and certain revenue comparisons for the years ended December 31, 2005 and 2004 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,	$	%
	2005	2004	Difference	Difference
	(Dollars in thousands)
Revenues	$45,328	$26,836	$18,492	68.9%

     The increase in revenues was due to a full year of revenue in 2005 and an increase in the number of merchant customers added and the volume of transactions processed. We began recording revenues from our Authorize.Net business on April 1, 2004 following the acquisition of Authorize.Net on March 31, 2004. The year ended December 31, 2004 includes revenue from April 1, 2004 through December 31, 2004.
     Cost of Revenues and Gross Profit. Cost of revenues and certain cost of revenues comparisons for the years ended December 31, 2005 and 2004 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,	$	%
	2005	2004	Difference	Difference
	(Dollars in thousands)
Cost of revenues	$9,902	$7,256	$2,646	36.5%
Gross profit $	$35,426	$19,580	$15,846	80.9%
Gross profit %	78.2%	73.0%	5.2

     The increase in our cost of revenues was primarily due to the full year cost of revenue expense in 2005 and also an increase in the number of transactions processed.
     Operating Expenses. Operating expenses and certain operating expense comparisons for the years ended December 31, 2005 and 2004 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,	$	%
	2005	2004	Difference	Difference
	(Dollars in thousands)
Engineering and development	$4,719	$3,226	$1,493	46.3%
Sales and marketing	16,445	12,962	3,483	26.9
General and administrative	15,484	14,374	1,110	7.7
Restructuring	1,259	1,375	(116)	(8.4)
Purchased in-process research and development	—	679	(679)	(100.0)

Total	$37,907	$32,616	$5,291	16.2%

     Engineering and Development. The increase in engineering and development expense was primarily due to the full year’s engineering and development expenses in 2005 compared to three quarters’ expense in 2004.
     Sales and Marketing. The increase of $3.5 million in sales and marketing expenses in 2005 as compared to in 2004 was due to a full year of sales and marketing expenses.
     General and Administrative. The increase in general and administrative costs in 2005 was primarily due to a full year of Authorize.Net general and administrative expenses partially offset by cost savings associated with the 2004 restructurings. Authorize.Net represented approximately $3.0 million of general and administrative expenses in 2005 compared to $2.6 million in 2004.
     Restructuring. A discussion of restructuring charges recorded during 2005 and 2004 is contained in the separate

“Restructurings” section below.
     Purchased In-Process Research and Development (IPR&D). In connection with the Authorize.Net acquisition, we recorded a $0.7 million charge during the first quarter of 2004 for two IPR&D projects. The Authorize.Net technology includes payment gateway solutions that enable merchants to authorize, settle and manage electronic transactions via the Internet, at retail locations and on wireless devices. The research projects in process at the date of acquisition related to the development of the Card Present Solution (CPS) and the Fraud Tool (FT). Development on the FT project and the CPS project was started at the end of 2003 and the beginning of 2004, respectively. The complexity of the CPS technology lies in its fast, flexible and redundant characteristics. The complexity of the FT technology lies in its responsiveness to changing fraud dynamics and efficiency.
     Management used a variety of methods for evaluating the fair values of the projects, including independent appraisals. The value of the projects was determined using the income method. The discounted cash flow method was utilized to estimate the present value of the expected income that could be generated through revenues from the projects over their estimated useful lives through 2009. The percentage of completion for the projects was determined based on the amount of research and development expenses incurred through the date of acquisition as a percentage of estimated total research and development expenses to bring the projects to technological feasibility. At the acquisition date, we estimated that the CPS and the FT projects were approximately 15% and 80% complete, respectively, with fair values of approximately $638,000 and $41,000, respectively. The discount rate used for the fair value calculation was 30% for the CPS project and 22% for the FT project. At the date of acquisition, development of the technology involved risks to us including the remaining development effort required to achieve technological feasibility and uncertainty with respect to the market for the technology.
     We completed the development of the FT project in May 2004 and the CPS project in September 2005 and spent approximately $129,000 and $433,000, respectively, on each project after the acquisition.
     Interest Income. Interest income consists of earnings on our cash and short-term investment balances. Interest income increased to $1.9 million in 2005 from $0.9 million in 2004. This increase was primarily due to an increase in our cash and short-term investments balance as a result of the cash received for the sale of our INS business, an increase in the prevailing interest rates, and cost savings from the 2004 and 2005 restructurings.
     Provision for Income Taxes. We recorded a provision for income taxes of approximately $1.8 million in 2005, which reflected a deferred federal and state provision attributable to amortization of intangibles with indefinite lives. In 2004, we recorded a provision for income taxes of approximately $8.0 million, which related to a full valuation allowance being recorded against our deferred tax assets.
 Discontinued Operations
     TDS Segment — On February 20, 2007, we sold certain assets related to the TDS business to Vesta for $2.5 million in cash plus assumption of certain contractual liabilities.
     INS Segment — On April 25, 2005, we announced that we had entered into an asset purchase agreement for the sale of our INS business, which includes our PrePay IN product and related services, to VeriSign. The sale was completed on June 14, 2005 for $17.45 million in cash plus assumption of certain contractual liabilities. Of the $17.45 million in consideration, $1.495 million is being held in escrow by VeriSign, and $0.25 million is being held by us as a liability to VeriSign, until certain representations and as warranties expire and will be recorded as a gain, net of indemnity claims at that time. As of December 31, 2006 based on notification we received from VeriSign, Inc., asserting that we are obliged to indemnify VeriSign with respect to a lawsuit filed against VeriSign, the liability is still appropriate. We cannot predict the outcome of this matter at this time and we are presently not a party to the litigation. Please refer to Part I Item 3, “Legal Proceedings” for a discussion on this matter.
     In addition, a liability of $0.45 million has been established in accordance with FIN 45 based on the estimated cost if we were to purchase an insurance policy to cover up to $5.0 million of indemnification obligations for certain potential breaches of our intellectual property representations and warranties in the asset purchase agreement with VeriSign. Such representations and warranties extend for a period of two years and expire on June 14, 2007. We periodically verify that the $0.45 million liability is appropriate.
     Instant Conferencing Segment — On August 17, 2005, we and America Online, Inc. mutually agreed to terminate our master services agreement under which we provided our GroupTalk instant conferencing services to America Online, Inc. We subsequently terminated all of the outsourcing agreements and ceased operations of the Instant Conferencing segment in the third quarter of 2005. In accordance with SFAS 144, the operating results and financial condition of the Instant Conferencing segment have been included as part of the financial results from discontinued operations in the accompanying consolidated financial statements.
     We recorded a net loss from discontinued operations of $2.0 million for the year ended December 31, 2006 and recorded net income from discontinued operations of $21.4 million and $4.7 million for the years ended December 31, 2005 and 2004, respectively. The net loss from discontinued operations in 2006 includes approximately $7.1 million in restructuring and related asset impairment charges related to the TDS business. The net income from discontinued operations in 2005 includes the gain on the sale of INS of $12.7 million and a $1.4 million settlement of a lawsuit between Lucent Technologies, Inc. and us. The net loss from discontinued

operations in 2004 includes the gain on the sale of our Fraud Centurion products of $2.7 million and a $2.3 million impairment charge related to the impairment of goodwill and other intangibles as a result of the Altawave acquisition in 2002.
 Liquidity and Capital Resources
     As of December 31, 2006, we had cash and cash equivalents of $116.2 million, which included $8.8 million of cash due to merchants related to our payment processing business. Our cash and cash equivalents increased to $116.2 million at December 31, 2006 from $83.1 million at December 31, 2005 as a result of the cash flows generated from operating activities in 2006. We believe that our current cash and short-term investment balances will be more than sufficient to finance our operations and capital expenditures for the next twelve months. Thereafter, the adequacy of our cash balances will depend on a number of factors that are not readily foreseeable such as the impact of general market conditions on our operations, additional acquisitions or investments, divestitures, restructuring or obligations associated with the closure of facilities or exit from product or service lines, and the sustained profitability of the our operations. We may also require additional cash in the future to finance growth initiatives including acquisitions.
     For the year ended December 31, 2006, we generated $18.3 million in cash from operating activities of continuing operations, and $4.6 million in cash from financing activities, and $1.4 million of cash from investing activities. We also generated $9.1 million in cash from operating activities of discontinued operations and used $0.3 million in cash from investing activities of discontinued operations.
     Our capital expenditures totaled $1.9 million for the year ended December 31, 2006. The capital expenditures during this period were principally associated with our service delivery infrastructure and computer equipment for software development activities. We lease our facilities and certain equipment under non-cancelable operating lease agreements that expire at various dates through January 2011.
     As a result of our plans to exit, and the subsequent sale of certain assets related to, the TDS business, we expect to incur future cash outlays of approximately $1.9 to $2.5 million in the first quarter of 2007 for severance, facilities exit and other charges related to the exit and subsequent sale.
     Our primary contractual obligations and commercial commitments are under our operating leases. Our future minimum payments due under operating leases, including facilities affected by restructurings, as of December 31, 2006, are as follows:

					More
		Less Than			Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(Dollars in thousands)
Operating leases	$12,963	$3,895	$7,382	$1,686	—
     In March of 2007, we entered into a lease agreement for a 10,000 square foot facility in Marlborough, Massachusetts which will serve as our new corporate headquarters. Our future minimum payments due under this lease are $0.1 million, $0.5 million and $0.3 million, for the periods of less than one year, one to three years and three to five years, respectively.
     We typically agree to indemnify our customers and distributors for any damages or expenses or settlement amounts resulting from claimed infringement of intellectual property rights of third parties, our landlords for any expenses or liabilities resulting from our use of the leased premises, occurring on the leased premises or resulting from the breach of our obligations under the leases related to the leased premises, and purchasers of assets or businesses we have sold for any expenses or liabilities resulting from our breaches of any representations, warranties or covenants contained in the purchase and sale agreements associated with such sales including, without limitation, that the assets sold do not infringe on the intellectual property rights of third parties. While we maintain insurance that may provide limited coverage for certain warranty and indemnity claims, such insurance may cease to be available to us on commercially reasonable terms or at all.
     At December 31, 2006, we were holding funds in the amount of $8.8 million due to merchants comprised of $7.3 million held for Authorize.Net’s eCheck.Net solution, and $1.5 million held for Authorize.Net’s Integrated Payment Solution (IPS) product. The funds are included in both cash and cash equivalents and the funds due to merchants liability on our consolidated balance sheet. Authorize.Net holds merchant funds for approximately seven business days; the actual number of days depends on the contractual terms with each merchant. The $1.5 million held for IPS includes funds from processing both credit card and Automated Clearing House (ACH) transactions. IPS credit card funds are held for approximately two business days; IPS ACH funds are held for approximately four business days, according to the requirements of the IPS product and the contract between Authorize.Net and the financial institution through which the transactions are processed.
     In addition, we have $0.5 million on deposit with a financial institution to cover any deficit account balance that could occur if the amount of eCheck.Net transactions returned or charged back exceeds the balance on deposit with the financial institution. This amount is classified as restricted cash in the Company’s balance sheet. To date, the deposit has not been applied to offset any deficit balance, and we believe that the likelihood of incurring a deficit balance with the financial institution due to the amount of transactions returned or charged back is remote. The deposit will be held continuously for as long as we utilize the ACH processing services of the financial institution, and the amount of the deposit may increase as processing volume increases.
     At December 31, 2006, we had a letter of credit in the amount of $0.8 million which was reduced from $1.6 million in December 2006 per the terms of our operating lease for our Burlington, Massachusetts headquarters. As a result of the relocation of our corporate headquarters, this amount was increased to $1.1 million in March 2007.
Restructuring and Related Asset Impairments
     The following table summarizes the activity in the restructuring accrual for the twelve months ended December 31, 2004, 2005, and 2006 (amounts in thousands):

	Employee
	Severance	Facility Closing
	and Termination	and Related	Asset
	Benefits	Costs	Impairment	Total
Accrued restructuring balance at January 1, 2004	$—	$—	$—	$—

Restructuring accrual — January 2004	484	—	—	484
Restructuring accrual — September/ December 2004	695	200	—	895
Cash payments	(938)	(200)	—	(1,138)

Accrued restructuring balance at December 31, 2004	241	—	—	241

Restructuring accrual — January 2005	—	302	—	302
Restructuring accrual — September 2005	—	1,037	654	1,691
Impairment of assets	—	—	(654)	(654)
Cash payments	(241)	(367)		(608)

Accrued restructuring balance at December 31, 2005	—	972	—	972

Restructuring accrual — 2006	173	—	—	173
Restructuring Adjustments	—	59	—	59
Cash payments	(114)	(286)		(400)

Accrued restructuring balance at December 31, 2006	$59	$745	$—	$804

     We have incurred restructuring and asset impairment charges related to the decline in our former business units which are now reported in discontinued operations.
     In 2006, we announced two separate workforce reductions that resulted in a total workforce reduction of approximately 15 corporate positions, and we recorded a restructuring charges of $0.1 million in the first quarter of 2006 related to employee severance and termination benefits and approximately $0.1 million in the fourth quarter of 2006 related to employees who received notification that they would be terminated in the second quarter of 2007. During 2006, we made restructuring adjustments of $0.1 million. These adjustments were primarily related to an adjustment of a sublease assumption associated with our Broomfield, Colorado facility.
     In September 2005, we decided to consolidate our administrative facilities and vacated the third floor of our corporate headquarters at 30 Corporate Drive, Burlington Massachusetts. We recorded a restructuring and related asset impairment charge of $1.7 million in 2005 related to this action. This charge included $1.0 million of lease obligations and $1.3 million for the impairment of leasehold improvements and equipment offset against a deferred rent adjustment of $0.6 million. We considered various valuation methods in determining the fair value of the leasehold improvements, including the cost of replacement and sales comparison methods. The lease obligation represents the fair value of future lease commitment costs, net of projected sublease rental income. The estimated future cash flows used in the fair value calculation are based on certain estimates and assumptions by management, including the projected sublease rental income, the amount of time the space will be unoccupied prior to sublease and the lengths of any sublease. The estimated future cash flows used were discounted using a credit adjusted risk-free interest rate and has a maturity date that approximates the expected timing of future cash flows.
     We have lease obligations related to the facilities subject to our restructuring which extend to the year 2011. Management will review the sublease assumptions on a quarterly basis, until the outcome is finalized. Accordingly, management may modify these estimates to reflect any changes in circumstance in future periods. If modifications are made, the changes to the liability are measured using the same credit adjusted risk-free interest rate.
     In January 2005, we announced the closing our Broomfield, Colorado facility. We recorded a charge of approximately $0.3 million relating to facility closing costs during the three months ended March 31, 2005. We anticipate that all other costs relating to this action, consisting principally of lease obligations on unused space, net of estimated sublease income, will be paid by the end of 2008.
     In September and December 2004, we announced restructurings of our business in order to lower overall expenses to better align them with future revenue expectations. This action, a continuation of our emphasis on expense management, resulted in the termination of 22 employees in our corporate offices in Burlington, Massachusetts. We recorded a restructuring charge of approximately $0.6 and $0.1 million relating to employee severance and termination benefits during the three months ended September 30, and December 31, 2004, respectively. All the costs related to this action were paid by the end of 2005. Additionally, subsequent to its acquisition of Authorize.Net we relocated its offices in Bellevue, Washington and the remaining rent paid of $0.2 million on the vacated space was included in restructuring charges during the three months ended December 31, 2004. The costs related to these actions were paid by the end of 2005.
     In January 2004, we announced a reorganization of our internal business operations. This action, a continuation of our emphasis on expense management, resulted in the termination of 10 individuals in our corporate office in Burlington, Massachusetts. We recorded a restructuring charge of approximately $0.5 million relating to employee severance and termination benefits during the three months ended March 31, 2004. All costs related to this action were paid by the end of the first quarter of 2005.
Off-Balance Sheet Arrangements
     We had no off-balance sheet arrangements other than operating lease obligations during the year ended December 31, 2006. During 2006, we were a party to a material transaction involving a related person or entity (other than employment, separation and other compensation agreements with certain entities).
Inflation
     Although certain of our expenses increase with general inflation in the economy, inflation has not had a material impact on our financial results to date.
New Accounting Pronouncements
     In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which became effective for Authorize.Net Holdings, Inc. on January 1, 2007. The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company is evaluating the impact of adopting FIN 48 on its consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. We will be required to adopt the provisions of SFAS 157 beginning with our first quarter ending March 31, 2007. We are assessing the impact of adopting SFAS 157 but do not expect that it will have a material effect on our consolidated financial position, results of operations or cash flows.
     We have adopted SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Years Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 requires that companies utilize a dual-approach to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. The adoption of SAB 108 had no effect on our consolidated financial statements for the year ended December 31, 2006.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits Companies to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. Companies shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. We have not decided if we will early adopt SFAS 159 or if we will choose to measure any eligible financial assets and liabilities at fair value.
Quantitative and Qualitative Disclosures About Market Risk
     The market risk exposure inherent in our financial instruments and consolidated financial position represents the potential losses arising from adverse changes in interest rates. We are exposed to such interest rate risk primarily in our significant investment in cash and cash equivalents. Cash and cash equivalents include short-term, highly liquid instruments which consist primarily of commercial paper and money market accounts, purchased with remaining maturities of three months or less. Our short term investments also include debt securities maturing in one year or less that are classified as available for sale, which are carried at fair value. We do not execute transactions in or hold derivative financial instruments for trading or hedging purposes.
     Market risk for cash and cash equivalents is estimated as the potential change in the fair value of the assets or obligations resulting from a hypothetical ten percent adverse change in interest rates, which would not have a material impact on the fair value due to their short maturity.
     We are not subject to any material market risk associated with foreign currency exchange rates.